Exhibit 10.19

                               SEVERANCE AGREEMENT

         This SEVERANCE AGREEMENT ("Agreement"), dated February 25, 2000, is entered into by and between TITANIUM METALS CORPORATION, a Delaware corporation (the "Company"), and Andrew R. Dixey ("Executive").

                                    RECITALS

         A. Executive has been an employee and executive officer of the Company, last serving in the capacity of President & Chief Operating Officer.

         B. Executive has agreed to resign his employment with the Company effective February 4, 2000 (the "Separation Date"), and this Agreement is intended to memorialize the terms of Executive's separation from the Company.

                              TERMS AND CONDITION

         In consideration of the respective covenants and agreements of the parties contained in this Agreement, the parties agree as follows:

         1. EMPLOYMENT SEPARATION DATE. Executive's last day of active work as a TIMET employee will be February 4, 2000. On such date, Executive shall resign from each position as an officer of the Company and any of its subsidiaries or affiliates. Executive agrees, if requested, to execute and deliver to the Company a written resignation evidencing the foregoing.

         2. SEVERANCE BENEFITS. Upon the effectiveness of this Agreement in accordance with Section 12, the Company will provide Executive with the payments and benefits set forth on Exhibit A, attached hereto and incorporated herein by this reference. Executive acknowledges that the benefits identified in Exhibit A constitute all benefits to which Executive is entitled under any Company plan or program, including, without limitation, the Company's Executive Severance Policy applicable to Executive.

         3.       CONFIDENTIALITY; PROPRIETARY RIGHTS.

                  (a) Executive recognizes and acknowledges that the trade secrets and proprietary information and procedures of the Company and its affiliates, as they may exist from time to time, are valuable, special and unique assets of the Company and its affiliates' business, access to and knowledge of which are essential to the performance of Executive's duties hereunder. Executive agrees to hold as the Company and its affiliates' property, all memoranda, books, papers, letters, formulas and other data, and all copies thereof and therefrom, in any way relating to the Company and its affiliates' business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company or any of its affiliates, at any time, to deliver the same to the Company or any of its affiliates.

                  (b) Executive hereby agrees he will not at any time during his employment or thereafter disclose to any third party (other than in the ordinary course of business of the Company or any of its affiliates) or use for the benefit of himself or any third party any Confidential Information (as such term is defined in Section 3(d) below) without prior written authorization of the Company or one of its affiliates.

                  (c) Executive hereby sells, transfers and assigns to the Company all of his entire right, title and interest to the Proprietary Rights (as such term is defined in Section 3(e) below) and agrees to promptly take all action and sign and deliver all instruments as the Company or any of its affiliates may require at any time hereafter: (i) to vest or perfect in the Company and its successors, assigns and nominees all right, title and interest in and to the Proprietary Rights; (ii) to assist the Company or any of its affiliates in filing or prosecuting any application for registration, in Executive's name, the Company's name, the name of any of its affiliates or any other name, in any country, for any patent, trademark, service mark, copyright, mask work or other registration on the Proprietary Rights, or any modification, reissue, division, continuation, revival or extension thereof; or (iii) in conducting any legal or administrative proceedings for securing, protecting or enforcing any of the foregoing or otherwise relating to the Proprietary Rights. Executive further agrees to disclose to the Company or any of its affiliates promptly all information, details and data pertaining to the Proprietary Rights to the extent such information, details or data are not presently known to the Company or any of its affiliates.

                  (d) As used in this Agreement, "Confidential Information" shall mean information which is not generally known to the public in the form available to Executive and which was or is used, developed or obtained by the Company or any of its affiliates relating to the business of the Company or any of its affiliates, or research and development, including, but not limited to, all client or customer lists, marketing strategies and techniques, trade secrets, engineering or other know-how or other information pertaining to the financial condition, business, research and development or prospects of the Company or any of its affiliates.

                  (e) As used in this Agreement, "Proprietary Rights" shall mean any and all inventions, discoveries, research, engineering methods, systems, formulas, designs, mask works, copyrights, software, data, processes, products, projects, improvements and developments all whether or not published, confidential, protected or susceptible of protection by patent, trademark, service mark, copyright or other form of legal protection and whether or not any attempt has been made to secure such protection, which were made, conceived or reduced to practice at any time by Executive or by any other employee or consultant of the Company or any of its affiliates, or in whole or in part at the expense of, on the premises of, or with the assistance of the employees or consultants of, with the equipment or supplies or those of the employees or consultants of, the Company or any of its affiliates, and any and all other Confidential Information.

         4. COVENANT NOT TO COMPETE AND NON-SOLICITATION COVENANT. Executive agrees to abide by the following covenants and promises for a period from the Separation Date and continuing for a period of two (2) years following the Separation Date:

                  (a) Executive will not engage in, represent, furnish consultant services to, be employed by, or have any interest (whether as owner, principal, director, officer, partner, agent, consultant, stockholder, or otherwise) in any business that is engaged in manufacture or sale of titanium or titanium alloy products. Such restrictions shall apply in the specific geographic and customer markets served by the Company or any of its affiliates at any time during the period of this covenant's effectiveness (which shall include, but not be limited to, the United States, the United Kingdom, Italy, Germany, and France). This Section 4(a) shall not prevent Executive from owning up to one percent (1%) of the outstanding stock of any publicly traded company which competes with the Company provided Executive does not participate in the business of such entity.

                  (b)      Executive will not:

     (i) solicit, offer employment to, otherwise attempt to hire, or assist in the hiring of, any employee of the Company or any of its affiliates,

                           (ii) encourage,  induce,  assist, or assist others in
                  inducing any such person to terminate his or her employment with the Company or any of its affiliates, or

                           (iii) in any way interfere with the relationship between the Company or any of its affiliates and their respective employees to terminate such employees' employment with the Company or such affiliate.

Executive agrees that the foregoing covenants are reasonable with respect to duration, geographic area and scope. It is the desire and intent of the parties that the provisions of this Section 4 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this
Section 4 shall be adjudicated to be invalid or unenforceable, this Section 4 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section 4 in the particular jurisdiction in which such adjudication is made.

         5. NON-DISPARAGEMENT COVENANT. Executive will not make any disclosure, issue any public statements or otherwise cause to be disclosed any information which is designed, intended or might reasonably be anticipated to disparage the Company or its reputation or to discourage suppliers or customers of the Company or any of its affiliates from doing business with the Company or any of its affiliates, or that might otherwise have a negative impact or adverse effect on the Company or any of its affiliates. Executive will not contact or solicit, or direct or assist others to contact or solicit, for the purpose of promoting any person's or entity's attempt to compete with the Company or any of its affiliates, in any business carried on by the Company or any of its affiliates, any customers, suppliers or any other business associates of or to the Company or any of its affiliates (or any of the foregoing type of entity that was identified as prospective during Executive's employment by the Company) with a view to interfering in the relationship between the Company or such affiliate and such customer, supplier or business associate.

         6. FURTHER ASSISTANCE. Following the Separation Date, Executive will provide such assistance as may be reasonably requested by the Company in connection with actions taken by Executive during Executive's employment by the Company, including but not limited to assistance in connection with any lawsuits or other claims against the Company arising from events during Executive's employment by the Company.

         7. RELEASE. In consideration of the payments to be made to Executive under Section 2, Executive knowingly, voluntarily, and irrevocably releases and forever discharges the Company and its affiliates and the respective officers, directors, shareholders, and employees of each of the foregoing, of and from all actions or causes of action, suits, debts, covenants, contracts, agreements, promises, obligations, damages, judgments, executions, liabilities, claims for attorney's fees and costs or disbursements, and any other claims or demands of whatever kind or nature, whether known or unknown, suspected or unsuspected, which Executive or Executive's heirs, executors, or administrators ever had, now have, or may have against the Company or any of such other persons or entities, including, but not limited to, all claims under the Age Discrimination in Employment Act of 1967 ("ADEA"), Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, the Employee Retirement Income Security Act of 1974, (except for vested benefits), the Older Workers Benefit Protection Act ("OWBPA") as all of such laws have been heretofore amended, or any relevant state law, also all claims of breach of contract, all claims sounding in tort, all claims of wrongful discharge, and all other federal, state, or local constitutional, statutory, or common law claims or actions which in any way refer to or arise out of: (a) Executive's employment with or separation of employment from the Company, or (b) any other claim which Executive has or may have which arises, IN WHOLE OR IN PART, OUT OF ANY INCIDENT OR CONDUCT WHICH OCCURRED PRIOR TO THE SEPARATION DATE; PROVIDED, however, that the foregoing shall not apply with respect to (i) any claims arising under this Agreement or
(ii) any claims that Executive may have had prior to the Separation Date under any benefit plan sponsored by the COMPANY. BY SIGNING THIS AGREEMENT, EXECUTIVE EXPRESSLY AGREES AND UNDERSTANDS THAT EXECUTIVE IS GIVING TO THE COMPANY AND CERTAIN OTHER PERSONS AND ENTITIES IDENTIFIED ABOVE A GENERAL RELEASE OF ANY AND ALL CLAIMS THAT EXECUTIVE MAY HAVE AGAINST SUCH PERSONS OR ENTITIES.

         8. EXECUTIVE'S ACKNOWLEDGEMENTS. For purposes of the waiver and release set forth in Section 7, Executive acknowledges and agrees that:

                  (a) the severance allowance and certain other benefits Executive is receiving in exchange for his waiver and release are in addition to any benefits or anything of value to which Executive is otherwise entitled;

     (b) Executive has been advised to consult with an attorney prior to signing this Agreement;

                  (c) Executive has been given at least forty-five (45) days after this Agreement was first provided to him to sign and deliver this Agreement to the Company (although Executive may choose to do so sooner than that);

                  (d) Executive has received the information to which he is entitled under Section 7(f)(1)(H) of the ADEA (attached to this Agreement as Exhibit B, and incorporated herein by this reference); and

                  (e) Executive has been given a period of seven (7) days after the date of delivery of this signed Agreement to the Company to void his signature and the provisions of this Agreement and to revoke the waiver and release set forth above. Executive acknowledges and understands that this Agreement will not be effective or enforceable until such seven (7) day period has expired and Executive has not voided, revoked or rescinded this Agreement during such period.

         9. COMPANY PROPERTY. Executive agrees to return to the Company on or prior to the Separation Date any and all Company property in Executive's possession, including without limitation, all Company computers, telephones, records, manuals and other documents, credit cards, and telephone calling cards and any and all property belonging to any customer of the Company.

         10. NO MITIGATION REQUIREMENT. Executive is not required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement. The payments provided in this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer after the Separation Date, or otherwise.

         11.      BENEFIT PLANS AND PROGRAMS.

                  (a) Nothing herein shall be construed to in any way limit the right of the Company (or any sponsor of any plan in which the Company participates), acting in its sole discretion and in its own interests, to (i) modify, at any time and from time to time, any of the terms and conditions of any plan or program that it maintains for the benefit of its employees, (ii) eliminate any such plan or program altogether, or
         (iii) modify, at any time and from time to time, the terms of the Company's participation in any such plan or program maintained by another, in each such case subject only to any provisions of such plan or program governing its amendment or termination. All rights of Executive under this Agreement, insofar as they relate to Executive's participation in one or more such plans or programs, are expressly made subject to the foregoing rights of the Company (or other plan sponsor).

                  (b) Any amounts payable to Executive under this Agreement pursuant to the terms of any Company plan or policy shall be paid in accordance with the terms of such plan or policy and the Company's customary practice and timing with respect to any such payments. All such amounts shall be subject to applicable withholding requirements.

         12. EFFECTIVE DATE; RIGHT OF RESCISSION. Prior to execution by Executive, this Agreement constitutes the Company's offer of a severance benefits package to Executive. Upon Executive's execution of this Agreement, Executive's signature will evidence that Executive has voluntarily accepted the Company's offer of this severance benefits package, on the terms and conditions described herein. Executive understands that he may rescind and revoke the Agreement for a period of seven (7) days following execution and delivery thereof to the Company. Providing Executive does not revoke or rescind the Agreement within seven (7) days following delivery of this executed Agreement to the Company, this Agreement will then be in full force and effect (and the date on which that seven (7)-day period ends shall be the Agreement's "Effective Date").

         13. COMPLETE AGREEMENT; SEVERABILITY. This Agreement, those documents expressly referred to herein and other documents executed by the parties of even date embody the complete agreement between the parties in respect to the subject matter of this Agreement, and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including without limitation, (a) any prior agreement or arrangement between the Company and Executive with respect to the Company's providing benefits to Executive upon any termination of Executive's employment with the Company and (b) any other severance plan, program, or policy maintained by the Company or any of its affiliates for salaried employees generally. The provisions herein shall be regarded as divisible, and if any of such provisions or any part thereof are declared invalid or unenforceable, the validity and enforceability of the remainder of such provisions or parts thereof and the applicability thereof shall not be affected thereby. By virtue of this Agreement, neither Executive nor his beneficiaries shall have any interest in or rights against any specific assets of the Company, and Executive and his spouse or other beneficiary shall have only the rights of a general unsecured creditor of the Company.

     14. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

         15. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and each of their respective successors and assigns; provided that in no event shall Executive's obligations under this Agreement be delegated or transferred by Executive, nor shall Executive's rights be subject to encumbrance or to the claims of Executive's creditors. This Agreement is for the sole benefit of the parties hereto and shall not create any rights in third parties other than the Company's affiliates.

         16. REMEDIES. The Company will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights to which it may be entitled. Executive agrees and acknowledges that money damages may not be an adequate remedy for breach of the provisions of this Agreement and that the Company may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

         17. CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of Colorado.

         18. MODIFICATIONS AND WAIVERS. No provision of this Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto. No waiver by any party hereto of any breach by any other party hereto of any term or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar terms or provisions at the time or at any prior or subsequent time.

     19. HEADINGS. The headings contained herein are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

         20. NOTICES. Except as otherwise expressly set forth in this Agreement, all notices, requests and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be given (and, except as otherwise provided in this Agreement, shall be deemed to have been duly given if so given) in person, by cable, telegram, facsimile transmission, mailed by first class registered or certified mail, postage, prepaid or sent by overnight courier to the parties at the following addresses (or such other address as shall be furnished in writing by like notice, provided, however, that notice of change of address shall be effective only upon receipt):

                  NOTICES TO EXECUTIVE:

                  Andrew R. Dixey
                  Hill House
                  Bloxham, Banbury
                  Oxon OX15 4PH
                  England

                  NOTICES TO THE COMPANY:

                  Titanium Metals Corporation
                  1999 Broadway, Suite 4300
                  Denver, Colorado 80202
                  Attn.: General Counsel

     21. EXPENSES. Each party will pay its own expenses in connection with this Agreement and the performance of the transactions and obligations contemplated by this Agreement.

         22. AGREEMENT CONFIDENTIAL. Executive agrees to keep the facts and terms of, and the amounts to be paid under, this Agreement confidential and refrain from disclosing any of these details to any person (except members of Executive's immediate family or his legal or accounting advisors).

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

                                                     EXECUTIVE

                                                     /s/ Andrew R. Dixey 2-18-00

                                                     ANDREW R. DIXEY

                                                     TITANIUM METALS CORPORATION

                                                     By:/s/ Robert E. Musgraves
                                                     Its:Vice President

                                    EXHIBIT A

                                 ANDREW R. DIXEY

                               SEVERANCE BENEFITS

         1.       SEPARATION DATE--February 4, 2000

         2. EARNED WAGES--on the Separation Date, the Company will pay Dixey for all accrued but unpaid salary through the Separation Date

          3. SEPARATION ALLOWANCE--in accordance with Dixey's terms and conditions of employment, as modified, the Company will pay Dixey a separation allowance equal to $496,512 (equal to 1.5x Dixey's current base salary plus unapproved supplemental pension contributions; an additional 0.5x base salary plus unapproved pension funding payable for covenant not to compete--see #9 below); this amount will be payable in bi-weekly installments by TIMET UK (in British Pounds Sterling) on TIMET UK's regular payroll days, starting with the first payroll day following the Separation Date

         4.       1999 & 2000 BONUS--none

         5. UK PENSION SCHEME--the Company will contribute to the TIMET UK approved Pension Scheme on behalf of Dixey (but not the unapproved, supplemental scheme) on the same basis as it currently contributes for two years following the Separation Date

         6. COMPANY WELFARE BENEFIT PROGRAMS--the Company will continue the participation of Dixey and his eligible dependants in all TIMET UK welfare benefit programs (e.g., medical, dental, and vision plans; life, travel, accidental death and dismemberment, and long-term disability insurance programs) in which Dixey is (or his eligible dependants are) enrolled as of the Separation Date, other than any short-term disability program, through the earlier of (a) two years following the Separation Date or (b) the date Dixey becomes eligible to participate in the healthcare programs of another employer; Dixey's continued participation in these programs will be on the same terms and conditions as these programs are made available generally to directors of TIMET UK during this period; Dixey will be obligated to make any required employee contributions, premium payments, or co-payments as required by any such plan

         7. STOCK-BASED PROGRAMS--any stock options granted by the Company to Dixey will continue for two years following the Separation Date, but only to the extent vested as of the Separation Date; any such stock options that are not vested as of the Separation Date will lapse as of the Separation Date

         8. OUTPLACEMENT ASSISTANCE--the Company will provide Dixey with six months of outplacement assistance through Sanders & Sidney, not to exceed $40,000; program may be extended at Company's option

         9. COVENANT NOT TO COMPETE--covenant by Dixey not to compete in the titanium industry for two years; in consideration, the Company will pay Dixey the sum of $165,504; this amount will be payable in bi-weekly installments on the Company's regular payroll days, starting with the first payroll day following the 18-month anniversary of the Separation Date (providing a total of 24-months of salary and unapproved pension continuation)

         10. RELOCATION ASSISTANCE--Company will pay or reimburse for reasonable costs for selling Dixey Denver loft (i.e., broker's commission, customary seller's closing costs), not to exceed $30,000; Company will pay or reimburse for reasonable costs associated with shipping contents of loft back to the UK, not to exceed $20,000

         11.      TAX  ASSISTANCE--Company  will provide assistance in the
                  preparation of   US tax returns for 1999 and 2000 tax years,
                  not to exceed $7,000


         12. STOCK LOAN PROGRAM--the Company will permit Dixey to defer payment of principal and interest on his outstanding loan under the Executive Stock Loan Program for up to five years after the Separation Date; unpaid interest will be rolled into principal on a quarterly basis; the loan will become due prior to the end of such five year period if the stock securing the loan could be sold and the loan fully repaid from the proceeds without incurring any loss

         13. DIRECTORSHIPS--Dixey agrees to stay on the TIMET UK Pension Committee and the Boards of Special Metals and ValTimet until such time as Company requests resignation; current plan is to replace Dixey on Pension Committee by May 2000, Special Metals Board by May 2000, and ValTimet Board by March 2000

         14. MISCELLANEOUS--Dixey will be required to sign standard release and waiver (including a waiver of any claim to vacation pay), confidentiality, non-disparagement, etc. provisions

                                    Exhibit B

     The following information is provided to you in accordance with the Age Discrimination in Employment Act, as amended, 29 U.S.C. Sec. 626(f)(1)(H).

A.       29 U.S.C. Sec. 626(f)(1)(H)(i):

     1. The class, unit, or group of individuals covered by this program are as follows: President & Chief Operating Officer

     2. The eligibility factors for this program are as follows: Having the position identified in item 1.


     3. The time limits applicable to this program are as follows: January 2000 corporate restructuring.

B.       29 U.S.C. Sec. 626(f)(1)(H)(ii):

     1. The job titles, numbers and ages of all individuals eligible or selected for the program are as follows:

          Job Title                Number of Employees                Age
         President & Chief                 1                           49
         Operating Officer

     2. The job titles, ages, and number of individuals in the same job classification or organizational unit who were not eligible or selected for the program are as follows:

                  Job Title      Number of Employees     Age

                  N/A



                                       B-1